                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No.  )


                                PJ America, Inc.
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.01 per share
                    --------------------------------------
                         Title of Class of Securities

                                  725850 10 4
                                  -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 72585Q 10 4         SCHEDULE 13G               PAGE 2 OF 6 PAGES
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      NAME OF REPORTING PERSONS:
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Stephen P. Langford
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
 2    Instructions)                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          257,164
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          257,164
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      257,164
------------------------------------------------------------------------------

CUSIP No. 72585Q 10 4                   SCHEDULE 13G           Page 3 of 6 Pages
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES:
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11

      5.4%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions):
12

      IN
--------------------------------------------------------------------------------

CUSIP No. 72585Q 10 4                SCHEDULE 13G             Page 4 of 6 Pages
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ITEM 1(a)
NAME OF ISSUER:          PJ America, Inc.

--------------------------------------------------------------------------------

ITEM 1(b)
ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     9109 Parkway East, Birmingham, Alabama 35206

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ITEM 2(a)
NAME OF PERSON FILING:
              Stephen P. Langford
--------------------------------------------------------------------------------

ITEM 2(b)
ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
PJ America, Inc., 9109 Parkway East, Birmingham, AL 35206
--------------------------------------------------------------------------------

ITEM 2(c)
CITIZENSHIP:        USA

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ITEM 2(d)
TITLE OF CLASS OF SECURITIES:  Common Stock, par value $.01 per share

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ITEM 2(e)
CUSIP NUMBER:  72585Q 10 4

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ITEM 3
IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b), CHECK APPROPRIATE BOX: Not Applicable

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ITEM 4
     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire:

CUSIP No. 72585Q 10 4               SCHEDULE 13G              Page 5 of 6 Pages
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     (a)  Amount Beneficially Owned:
                 257,164
          ---------------------------------

     (b)  Percent of Class:
                 5.4%
          ---------------------------------

     (c) Number of Shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                257,164
                ---------------------------

          (ii)  shared power to vote or to direct the vote:

                ---------------------------

          (iii) sole power to dispose or to direct the disposition of:
                257,164
                ---------------------------

          (iv) shared power to dispose or to direct the disposition of:

               ----------------------------

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ITEM 5
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:       Not Applicable

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ITEM 6
OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
     Not Applicable

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ITEM 7
IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
     Not Applicable

--------------------------------------------------------------------------------

ITEM 8
IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
     Not Applicable
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CUSIP No. 72585Q 10 4                 SCHEDULE 13G             Page 6 of 6 Pages
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ITEM 9
NOTICE OF DISSOLUTION OF GROUP:                     Not Applicable
--------------------------------------------------------------------------------

ITEM 10
CERTIFICATION:      Not Applicable
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997
       -----------------

                                                /s/ Stephen P. Langford
                                                -----------------------
                                                Stephen P. Langford